Exhibit 10.30

Certain identified information marked with “[***]” has been omitted from this document because it is both (i) not material and (ii) the type that the registrant treats as private or confidential.

LOAN AGREEMENT
Dated October 16, 2012

THIS AGREEMENT IS MADE the 16th of October, 2012, between ExploreTrip, Inc. (“Borrower”) a Corporation, incorporated in the state of Delaware, located at 4000 East Third Ave, Ste 650, Foster City, CA 94404; and Prasad Gundumogula (“Lender”) a single person, residing at [***].

WHEREAS:

1.	Upon request of the Borrower, the Lender occasionally transfers money to the bank account of the Borrower to satisfy obligations of the Borrower;
2.	Until today, the Lender and Borrower have not put these loans in writing as both parties were aware of the verbal agreement of repayment of the transferred sums of money;
3.	The Borrower would like to document the loan terms and loan balances;
4.	The Lender and Borrower would like to put their mutual agreement on the outstanding loan balances as of September 26, 2011 and December 31, 2011 in writing.

THEREFORE, it is hereby agreed as follows:

•

As of September 26, 2011 (“Loan Date”), the Borrower had outstanding loans for an aggregate principal amount of Eighty-six thousand, two hundred fourteen dollars and 20/100 USD (USD 86,214.20) referred to as the “Initial Loan Amount”;

•

As of December 3 1, 2011, (“2011 Year End”) the Borrower had outstanding loans for an aggregate principal amount of One hundred, fifty seven thousand, five hundred thirteen dollars and 25/100 USD (USD 157,513.25) referred to as the “2011 Year End Amount”;

•

Repayment of the Loan, either in whole or in part, can be demanded by the Lender at any time. However, the Loan may, at any time and from time to time, be repaid in whole or in part without premium or penalty;

•	From time to time, the Initial Loan Amount can be either decreased (by way of repayments) or increased (by way of lending additional funds);
•	The Loan shall bear interest at an annual rate of two per cent (2%). Interest shall be calculated on the basis of a year of 365 days.

Representations and Warranties

The Borrower represents and warrants:

(i)	That the execution, delivery and performance of this agreement have been duly and properly authorized;
(ii)	That the Borrower will advise the Lender of material adverse changes which occur at any time after the Loan Date to the date of final payment; and
(iii)	That such representations and warranties shall be deemed to be continuing representations and warranties during the entire life of this agreement.

Default

The Borrower shall be in default:

(i)	In the event of assignment by the Borrower for the benefit of creditors;
(ii)	Upon the filing of any voluntary or involuntary petition for bankruptcy by or against the Borrower; and/or
(iii)	If the Borrower has breached any representation or warranty specified in this agreement.

Governing Law

This agreement shall be governed by, construed and enforced in accordance with the laws of California to the jurisdiction of which the parties hereto submit.

IN WITNESS OF WHICH the parties have signed this agreement the day and year first above written

Signed by or on behalf of the Borrower

Name:	/s/ Prasad Gundumogula

Title:	CEO

Signed by or on behalf of the Lender

Name:	/s/ Prasad Gundumogula

Title:	CEO